EXHIBIT 11.2

Consent of Independent Auditors

We hereby consent to the use in this Offering Circular constituting a part of this Offering Statement on Form 1-A/A (Amendment No.3), of our report dated August 4, 2020 relating to the carve-out financial statements of Candrone (the “Company”), a division of DroneLogics Systems Inc. for the year ended December 31, 2018, which is contained in this Offering Statement.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

DALE MATHESON CARR-HILTON LABONTE LLP

/s/ DMCL

Chartered Professional Accountants

Vancouver, British Columbia

September 17, 2020